Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (as amended or restated from time to time, this “Agreement”), dated as of November 9, 2018 (the “Execution Date”), is made by and among B. Riley Principal Investments LLC, a Delaware limited liability company (“Buyer”), and YMax Corporation, a Delaware corporation (“Seller”). Each of Buyer and Seller is referred to as a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, that certain Agreement and Plan of Merger, dated as of November 9, 2017 (the “Merger Agreement”), was entered into by and among B. Riley Financial, Inc., a Delaware corporation and the direct parent of Buyer, B. R. Acquisition Ltd., an Israeli corporation and the direct wholly-owned Subsidiary of Buyer (“Merger Sub”), and magicJack VocalTec Ltd., an Israeli corporation and the parent of Seller (the “Company”);

WHEREAS, pursuant to the Merger Agreement, among other things and subject to the terms and conditions set forth therein, at the Closing (as defined in the Merger Agreement), Merger Sub will merge with and into the Company, with the Company continuing thereafter as the surviving corporation and the wholly-owned Subsidiary of Buyer (the “Merger”);

WHEREAS, as of the Execution Date, Seller owns 5,942,715 ordinary shares, no par value, of the Company, which do not confer any voting rights in the Company (the “Shares”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares held by it, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the various representations, warranties, covenants and other agreements and undertakings of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1          Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlling” and “controlled by”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Business Day” means any day, excluding Friday, Saturday, Sunday and any other day on which commercial banks in New York, New York, Los Angeles, California or Israel are authorized or required by Law to close.

“Knowledge” means, with respect to any Person, the actual present knowledge, following reasonable inquiry, of any manager, director or executive officer of such Person.

“Law” means any federal, state, local, municipal, or foreign order, constitution, law ordinance, rule, regulation, statute or treaty.

“Organizational Documents” means the articles of association, certificate of incorporation, certificate of formation, bylaws, memorandum of association or operating agreement (or equivalent organizational documents) of any Person.

“Person” means an individual, partnership, corporation, limited liability company business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Entity or other entity, of whatever nature.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other legal entity in which such Person (either alone or through or together with any other Subsidiary) owns or has the power to vote or control, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests.

Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section

Affiliate	1.1
Agreement	Preamble
Bankruptcy and Equity Exception	3.3
Business Day	1.1
Buyer	Preamble
Cash Consideration	2.1
Company	Recitals
Contract	3.4(b)
Delaware Courts	8.7
Execution Date	Preamble
Governmental Entity	3.4(a)
Knowledge	1.1
Law	1.1
Lien	2.1
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Organizational Documents	1.1
Parties	Preamble
Party	Preamble
Person	1.1
Seller	Preamble
Shares	Recitals
SPA Closing	2.2
SPA Closing Date	2.2
Subsidiary	1.1
Transactions	3.2

1.2          Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, paragraph or clause, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. All references to “$” in this Agreement shall be deemed references to United States dollars. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. The Parties agree that the terms and language of this Agreement were the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

ARTICLE II

Purchase and Sale; Closing; Closing Deliveries

2.1          Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the SPA Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all the Shares held by Seller, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws) (each, a “Lien”), for cash in an aggregate amount equal to $33.0 million (the “Cash Consideration”). The Buyer may withhold any amounts for the payment of taxes required under any applicable Law and such amounts shall be deemed to have been paid to the Seller.

2.2          Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares provided for in this Agreement (the “SPA Closing”) shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104 (i) at 10:00 a.m. Eastern Time on November 9, 2018 or (ii) at such other time or date as shall be agreed in writing between Buyer and Seller (the “SPA Closing Date”).

2.3          Deliveries at the SPA Closing. At the SPA Closing, or simultaneously therewith, the following shall occur:

(a)       Seller will deliver to Buyer a copy of irrevocable instructions delivered to American Stock Transfer & Trust Company, LLC, or such other transfer agent of the Company at the SPA Closing (the “Transfer Agent”), instructing the Transfer Agent to deliver to Buyer, on an expedited basis, the Shares in book entry form in the Direct Registration System, such delivery to be deemed a certification to Buyer, solely on behalf of Seller, that the conditions set forth in Section 6.2 (as they relate to the representations and warranties of Seller and compliance with the covenants of the Seller) have been satisfied;

(b)      Buyer will deliver to Seller the Cash Consideration, in immediately available funds, to an account specified by Seller, pursuant to instructions to be given to Buyer by Seller no later than two (2) Business Days prior to the SPA Closing Date.

2.4          Rescission of the Transactions. In the event the SPA Closing is consummated and the Closing (as defined in the Merger Agreement) does not occur prior to the earlier of (a) the final Business Day of the calendar year in which such SPA Closing occurs and (b) the first Business Day following the date on which the Merger Agreement is terminated in accordance with its terms, then, on such date, (i) the Transactions previously consummated pursuant to this Agreement shall be deemed void and of no effect, (ii) Seller shall promptly deliver to Buyer the Cash Consideration, net of any amount withheld pursuant to Section 2.1 above, in immediately available funds, to an account specified by Buyer and (iii) Buyer shall promptly deliver to Seller a copy of irrevocable instructions delivered to the Transfer Agent, instructing the Transfer Agent to deliver to Seller, on an expedited basis, the Shares in book entry form in the Direct Registration System.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents, warrants and covenants to Buyer as of the Execution Date and as of the SPA Closing as follows:

3.1          Ownership of the Shares.

(a)       Seller is the sole record and beneficial owner of the Shares. Seller has good title to all the Shares, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws). Except for the Shares, Seller does not own of record or beneficially, or have any interest in or right to acquire, any shares of capital stock of the Company.

(b)       Other than the Merger Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Shares or any securities or obligations exercisable or exchangeable for, or convertible into, the Shares, or any “tag-along”, “drag-along” or similar rights with respect to the Shares. Except for this Agreement, Seller is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Shares.

3.2          Organization, Good Standing and Qualification. Seller (a) is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware, (b) has all requisite corporate power and authority to own, pledge or dispose of the Shares and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair, the consummation of the transactions contemplated hereby (the “Transactions”).

3.3          Authority; Approval. Seller has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

3.4          Governmental Filings; No Violations.

(a)       Except for any consents, approvals, filings or registrations required in connection with the transactions contemplated by the Merger Agreement, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the Transactions, except (i) as may be required for compliance with the rules of the NASDAQ Global Select Market and (ii) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

(b)       The execution, delivery and performance of this Agreement by Seller do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, Seller’s Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Seller pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon Seller or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Law to which Seller is subject except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

3.5          Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to Seller’s Knowledge, threatened against Seller that (a) relate to the Shares, (b) challenge the validity or enforceability of Seller’s obligations under this Agreement or (c) would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as of the Execution Date and as of the SPA Closing as follows:

4.1          Organization, Good Standing and Qualification. Buyer (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware, (b) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

4.2          Authority; Approval. Buyer has all requisite limited liability company power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3          Governmental Filings; No Violations; Certain Contracts.

(a)       Except for any consents, approvals, filings or registrations required in connection with the transactions contemplated by the Merger Agreement, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions, except (i) as required under applicable requirements of the Securities Act, the Exchange Act, any applicable foreign securities laws, and state securities, takeover and “blue sky” laws, in connection with this Agreement and the Transactions and (ii) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

(b)       The execution, delivery and performance of this Agreement by Buyer do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Buyer or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Buyer pursuant to any Contract binding upon Buyer or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.3(a), under any Law to which Buyer is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

4.4          Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to Buyer’s Knowledge, threatened against Buyer that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions. Buyer is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

ARTICLE V

Covenants

5.1          Forbearances of Seller. From the Execution Date until the earlier of the SPA Closing and the termination of this Agreement pursuant to Section 7.1, without the prior written consent of Buyer, Seller shall not, directly or indirectly:

(a)       sell, convey, transfer, pledge or otherwise encumber or dispose of any of the Shares held by Seller or any interest therein, except pursuant to this Agreement;

(b)      deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Shares or grant any proxy with respect thereto; or

(c)      enter into any Contract with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any of the Shares.

5.2          Further Action. Seller and Buyer (a) shall each execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further action as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the Transactions and (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the SPA Closing.

5.3          Cooperation. Seller and Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.

ARTICLE VI

Conditions

6.1          Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver by Buyer and Seller, at or prior to the SPA Closing, of each of the following conditions:

(a)       Satisfaction of Conditions Precedent to the Merger. All conditions precedent to the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing (as defined in the Merger Agreement)) shall have been satisfied or waived.

(b)      No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect. No Law shall have been enacted, entered, promulgated, issued or enforced by any court or other Governmental Entity that restrains, enjoins or otherwise prohibits consummation of the Transactions and remains in effect.

6.2          Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is also subject to the satisfaction or waiver by Buyer at or prior to the SPA Closing of the following conditions:

(a)       Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct (without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth therein) as of the SPA Closing Date as though made on the SPA Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or the performance by Seller of its obligations hereunder.

(b)       Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the SPA Closing Date.

(c)       Deliverables. Buyer shall have received all items required to be delivered to Buyer pursuant to Section 2.3 at or prior to the SPA Closing.

6.3          Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions is also subject to the satisfaction or waiver by Seller at or prior to the SPA Closing of the following conditions:

(a)       Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct (without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth therein) as of the SPA Closing Date as though made on the SPA Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or the performance by Buyer of its obligations hereunder.

(b)       Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the SPA Closing Date.

(c)       Deliverables. Seller shall have received all items required to be delivered to Seller pursuant to Section 2.3 at or prior to the SPA Closing.

ARTICLE VII

Termination

7.1          Termination. This Agreement may be terminated at any time prior to the SPA Closing:

(a)       by mutual written agreement of Buyer and Seller;

(b)      by Buyer if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within fifteen (15) days after written notice thereof is given by Buyer to Seller;

(c)       by Seller if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within fifteen (15) days after written notice thereof is given by Seller to Buyer; and

(d)      automatically upon the termination of the Merger Agreement in accordance with its terms.

7.2          Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this ARTICLE VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any knowing and intentional material breach of this Agreement, and (b) the provisions set forth in this Section 7.2 and ARTICLE VIII shall survive the termination of this Agreement.

ARTICLE VIII

General Provisions

8.1          No Survival. Each of the Parties, intending to modify any applicable statute of limitations, agree that (a) all of the representations and warranties in this Agreement and in any certificate or other instrument delivered pursuant hereto shall terminate effective as of the SPA Closing and shall not survive the SPA Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective directors, officers, members, managers, employees, agents or representatives, in respect thereof, (b) after the SPA Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective directors, officers, members, managers, employees, agents or representatives, in respect of any covenants or agreements that, by their terms, contemplate performance at or prior to the SPA Closing, and (c) covenants or agreements, including the provisions of Section 2.4, that, by their terms, contemplate performance following the SPA Closing shall survive the SPA Closing for the period set forth therein or until fully performed.

8.2          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one (1) Business Day after deposit with Federal Express or similar overnight courier service for delivery the next Business Day, (c) upon written confirmation of receipt if delivered by facsimile or email transmission (with a copy sent by overnight prepared courier service for delivery the next Business Day) or (d) three (3) Business Days after being mailed by first class mail, return receipt requested. Notices, demands and other communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)            if to Buyer:

B. Riley Financial, Inc.

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, California 91367

Attention: Alan N. Forman

Email: aforman@brileyfin.com

Facsimile: (818) 746-9170

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Patrick S. Brown, Esq.

Email: brownp@sullcrom.com

Facsimile: (310) 712-8800

and with a copy (which shall not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

One Azrieli Center, Round Tower

Tel Aviv 6701101, Israel

Tel: +972 3 607 4444

Fax: +972 3 607 4422

Attn: Richard J. Mann, Adv.; Yoav Friedman, Adv.

Email: Rick@gkh-law.com; Yoavf@gkh-law.com

(b)           if to Seller:

YMax Corporation

560 Village Blvd, Suite 120

West Palm Beach, FL 33409

Attention: Don Carlos Bell III

Email: don.carlos.bell@magicjack.com

Facsimile: (516) 514-9441

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Tara Newell, Esq.

Email: Tara.Newell@bryancave.com

Facsimile: (212) 261-9884

and with a copy (which shall not constitute notice) to:

Yigal Arnon &Co.

One Azrieli Center, Round Tower

Tel Aviv 6701101, Israel

Tel: +972 3 608 7777

Fax: +972 3 6087 7714

Attn: David H. Schapiro, Adv.; Eliran Furman, Adv.

Email: davids@arnon.co.il; eliranf@arnon.co.il

8.3          Entire Agreement. This Agreement (including the documents and the instruments referred to herein) contains the entire understanding of the Parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter.

8.4          Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by either Party without the prior written consent of the other Party, except that Buyer may assign any and all rights under this Agreement to one or more of its wholly-owned Subsidiaries (but no such assignment shall relieve Buyer of any of its obligations hereunder). Any purported assignment in violation of this Agreement is null and void ab initio.

8.5          No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any legal or equitable rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns.

8.6          GOVERNING LAW. This Agreement and its enforcement will be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof.

8.7          Consent to Jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof (the “Delaware Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court. Each of the Parties irrevocably and unconditionally waives and agrees not to plead or argue in any such court (a) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (including but not limited to service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in the Delaware Courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts.

8.8            WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.9            Specific Performance. The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 8.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, including monetary damages, and (b) nothing contained in this Section 8.9 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 8.9 before exercising any other right under this Agreement nor shall the commencement of any action pursuant to this Section 8.9 or anything in this Section 8.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

8.10          Severability. If any provisions of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, then (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.11          Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.12          Expenses. Each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its representatives.

8.13          Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

8.14          Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

YMax Corporation

By:	/s/ Thomas Fuller
	Name:	Thomas Fuller
	Title:	Chief Financial Officer

B. Riley Principal Investments LLC

By:	/s/ Kenneth Young
	Name:	Kenneth Young
	Title:	CEO

(Signature Page to Share Purchase Agreement)